J.P. Morgan & Co. Incorporated
News Release

             J.P. Morgan comments on hedge fund exposure

     J.P. Morgan released information today on its exposure to hedge funds. Such funds owed Morgan approximately $1 billion under derivative and foreign exchange contracts on a mark-to-market basis as of September 28, 1998. Substantially all of this amount is secured by cash and U.S. Treasury and agency securities, under daily mark-to-market collateral agreements.

     In addition, the net amount owed Morgan under financing agreements and unsecured loans was approximately $70 million.

     J.P. Morgan confirmed that it had made an equity investment of $300 million in Long-Term Capital Management on September 29, 1998, as part of the consortium of firms recapitalizing that entity.

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